March 2, 2015
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Hatteras Alternative Mutual Funds Trust (the Trust) and, under the date of March 3, 2014, we reported on the financial statements of Hatteras Alpha Hedged Strategies Fund, Hatteras Long/Short Equity Fund, Hatteras Long/Short Debt Fund, Hatteras Managed Futures Strategies Fund and Hatteras Hedged Strategies Fund, each a series of the Hatteras Alternative Mutual Funds Trust, as of and for the years ended December 31, 2013 and 2012. On September 24, 2014, we were dismissed. We have read Hatteras Alternative Mutual Funds Trust's statements, which we understand will be filed with the Commission pursuant to Item 77k of Form N-SAR dated March 2, 2015, and we agree with such statements except that we are not in a position to agree or disagree with the Trust's statements that the Audit Committee of the Board of Trustees approved the dismissal of KPMG LLP or the engagement of Cohen Fund Audit Services, Ltd.
Very truly yours,
(signed) KPMG LLP

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